Exhibit 2
________________________________________

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

between

LIBERTY BANK, F.S.B.

and

RANDALL-STORY STATE BANK

-GARNER AND KLEMME BRANCHES-

February 16, 2012
________________________________________

TABLE OF CONTENTS
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BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This Branch Purchase and Assumption Agreement (this "Agreement") is made and executed as of February 16, 2012, by and between Liberty Bank, F.S.B., a federal savings bank with its main office located in West Des Moines, Iowa ("Seller"), and Randall-Story State Bank, an Iowa chartered banking corporation with its main office located in Story City, Iowa ("Buyer").

RECITALS

A.           Seller operates branch banking offices located at 175 E. 3rd Street, Garner, Iowa 50438 (the "Garner Branch"), and 100 E. Main Street, Klemme Iowa 50449 (the "Klemme Branch") (the Garner Branch and the Klemme Branch being hereinafter collectively referred to as the "Branch Offices"); and

B.            Seller desires to sell and Buyer desires to acquire the Branch Offices, and, in that regard, Seller desires to sell and Buyer desires to purchase and acquire certain assets related thereto maintained at the Branch Offices; and

C.            Seller desires to transfer and Buyer desires to assume certain deposit accounts maintained at or for the Branch Offices and certain other liabilities pertaining to the continuing operations thereof.

AGREEMENT

ACCORDINGLY, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.01.    Purchase of Assets.  Upon the terms and subject to the conditions and representations set forth in this Agreement, Seller will sell, convey, assign and transfer to Buyer, and Buyer will purchase and accept from Seller, all right, title and interest of Seller in and to the following assets (collectively, the "Assets") as of the close of business on the Closing Date (as defined in Section 2.02 below):

(a)
Books and Records.  All books, records and files directly relating to the Assets and the Assumed Liabilities (as defined in Section 1.02 below) being transferred to Buyer hereunder (collectively, the "Records").

(b)
Real Property.  All of Seller's interest in the real estate located at 175 E. 3rd Street, Garner, Iowa and 100 E. Main Street, Klemme, Iowa, upon which certain of the Branch Offices are operated, more particularly described in Schedule A to be attached to the Agreement, including the buildings and other improvements thereto (collectively, the "Real Property").

(c)
Personal Property.  The furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch Offices as of the close of business on the Closing Date as set forth on Schedule B to be attached this Agreement, together with sign structures (exclusive of the signage materials containing the name "Liberty Bank, F.S.B."), and all personal property used in connection with the safe deposit box business being transferred to Buyer hereunder, other than (i) any personal property listed under the heading "Excluded Items" on Schedule B, (ii) the contents of leased safe deposit boxes (which contents will remain in the safe deposit boxes but are not being sold pursuant to this Agreement), (iii) any intangible personal property of Seller, (iv) property bearing Seller's trademarks, logos, copyrights or otherwise referencing Seller's intangible personal property and (v) all telephones and related switch equipment listed under number 003281 on the fixed asset list attached as Schedule B (collectively, the "Personal Property").  If, prior to the Closing Date, any item of Personal Property is stolen, destroyed or otherwise lost, such item will be excluded from the sale contemplated hereby, and the term "Personal Property" as used herein will exclude any such item(s).  If, prior to the Closing Date, any item of Personal Property is damaged by fire or other casualty, such item(s), if reasonably repairable, will be sold to Buyer (in accordance with the provisions hereof) and the insurance proceeds relating to such item will be assigned to Buyer, it being understood that if any such item is not reasonably repairable, it will be excluded from the sale contemplated hereby.

(d)
Loans.  All loans of Seller set forth on Schedule C (excluding loans on Schedule C under the heading "Excluded Loans in Collection"), which includes (or will include) without limitation all loans of Seller attributable to the Branch Offices (including performing loans, loans on Seller's watch list, charged-off loans and loans placed on non-accrual), whether or not funded, carried on the books of the Branch Offices, whether originated before or after the date of this Agreement (the "Loans"); provided, that Loans does not include any loan that is repaid in full as to principal and interest prior to the Closing Date.  Buyer will have an opportunity to review, after the date of this Agreement and prior to the Closing, any Loans which (A) are originated by the Branch Offices after the date hereof ("New Loans"), and (B) were attributed to the Branch Offices as of the date hereof for which Seller increased the principal balance after the date hereof ("Loan Increases").  For avoidance of doubt, Loans includes all deposit-related overdrafts, including overdrafts pursuant to an overdraft protection plan, if any.  However, Buyer may elect at Closing not to acquire any deposit-related overdrafts which have been outstanding for 60 or more calendar days, in which event the deposit account related to such overdraft will not be assigned to Buyer.  All Loans will be assigned to Buyer without recourse against Seller and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

(e)	Assumed Contracts. Seller's rights under, or created by, the Assumed Contracts (as defined in Section 1.02(b) below), subject to the terms of the Assumed Contracts and applicable law.

(f)	Cash on Hand. All teller working cash, petty cash and vault cash at the Branch Offices as of the close of business on the Closing Date (the "Cash on Hand").

(g)
Safe Deposit Box Business.  All safe deposit box business located at the Branch Offices as of the close of business on the Closing Date (the "Safe Deposit Box Business").  The Safe Deposit Box Business includes, without limitation, safe deposit box contracts, the removable safe deposit boxes (exclusive of the contents of leased safe deposit boxes) and safe deposit stacks in the vault and all keys and combinations thereto.

Section 1.02.     Assumption of Liabilities.  Upon the terms and subject to the conditions set forth herein, Seller will transfer and assign to Buyer, and Buyer will assume from Seller and agree to pay, perform and discharge, by documentation reasonably satisfactory as to form and substance to Seller, as of the close of business on the Closing Date, the following liabilities, and none other (collectively, the "Assumed Liabilities"):

(a)
Deposit Liabilities.  All deposit liabilities maintained at the Branch Offices, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, including accrued but unpaid interest thereon through the Closing Date (the "Deposits" or "Deposit Liabilities").  The term Deposits or Deposit Liabilities does not include (i) the deposit liabilities that are assets of an Custodial Account for which the depositor refuses to accept the Buyer as successor custodian as provided in Section 2.03 hereof, or (ii) escrow account deposits for which the depositor(s) refuse to accept the Buyer as successor escrow agent.  As used herein, the term "deposit liabilities" includes all of the deposit products offered by Seller from the Branch Offices, including, without limitation, passbook accounts, statement accounts, checking accounts, money market accounts, and certificates of deposit.

(b)
Assumed Contracts.  The obligations and liabilities of Seller arising from and after the Closing Date under any and all contracts and leases relating to the operation or maintenance of the Branch Offices that are assignable by Seller to Buyer, which contracts and leases as of the date hereof are identified on Schedule D to be attached hereto (collectively, the "Assumed Contracts").  After the date of this Agreement, Seller shall not enter into any additional contracts or leases relating to the operation or maintenance of the Branch Offices without the prior written consent of Buyer.

(c)
Commitments.  Liabilities and obligations with respect to the unfunded portion of a line of credit or other unfunded commitment to make an extension of credit (or additional advances) with respect to a Loan, as reflected on the books and records of Seller that was legally binding on Seller as of the close of business on the day immediately preceding the Closing Date.

(d)
Liabilities Not Assumed by Buyer.  Other than those liabilities specifically assumed in Sections 1.02(a), 1.02(b), 1.02(c) and 2.03 hereof, Buyer will not  assume any liabilities of Seller, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of business at the Branch Offices prior to the Closing Date (the "Excluded Liabilities").

Section 1.03.     Names and Marks.  Seller is not selling, assigning, conveying, transferring or delivering, nor will Buyer acquire, any rights or interest in or to:  (a) the name "Liberty Bank, F.S.B." or any derivation thereof, or (b) any logos, service marks or trademarks, advertising materials, signs with the name "Liberty Bank, F.S.B.", or slogans or any similar items used by Seller or any affiliate of Seller in connection with its business, whether or not such is or was copyrighted or registered.  No later than the Closing Date, Seller will remove all signs, logos and other insignia identifying or identified with Seller from the Branch Offices.  No signs, logos or insignia identifying or identified with Buyer may be installed in or affixed to the premises until after the close of business on the last business day preceding the Closing.  On and after the Closing Date, Buyer will not use the name or service mark of Seller in any manner in connection with the operation of the Branch Offices, except in accordance with the provisions of Section 9.01 hereof.  No activity conducted by Buyer on or after the Closing Date will state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.  Buyer will return to Seller any remaining signs, logos and insignia of Seller removed by Buyer from the Branch Offices after Closing.

ARTICLE 2

CLOSING, CALCULATION OF PURCHASE PRICE AND CLOSING DELIVERIES

Section 2.01.     The Closing.  The closing of the purchase and assumption transaction contemplated by this Agreement (the "Closing") will take place at the main offices of Seller, or at such other location as the parties may agree, at 10:00 a.m. Central Time on the Closing Date described in Section 2.02 of this Agreement.

Section 2.02.     The Closing Date.  The Closing will take place after all required regulatory approvals are received by Buyer and Seller, all waiting periods required by law or order expire and all other conditions hereunder are satisfied or waived, at such place and time as Buyer and Seller agree.  Buyer and Seller each agree that they will use their best efforts for the Closing to take place as soon as reasonably practicable after receipt of all regulatory approvals and expiration of all waiting periods required by law, and in any event by April 27, 2012, The purchase and assumption transaction contemplated by this Agreement will become effective at the close of business on the day of the Closing (the "Closing Date").

Section 2.03.     Custodial Accounts.  At the Closing, Seller will resign as trustee and custodian with respect to any individual retirement account and, if applicable, health savings account ("Custodial Account") as to which Seller is trustee or custodian and as to which one or more of the assets included therein is a deposit included within the Deposits transferred to Buyer on the Closing Date.  At the Closing, Seller will designate or appoint Buyer as successor trustee or custodian under each such Custodial Account.

(a)
Buyer covenants and agrees that it will, following its designation or appointment as successor trustee or custodian under the Custodial Accounts, promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the trustee or custodian with respect to such accounts pursuant to law, or pursuant to the governing documents establishing such Custodial Account.

(b)
If an individual depositor holding an Custodial Account refuses to accept the designation or appointment of Buyer as successor trustee or custodian with respect to any such Custodial Account (a "Refused Account") on or before the Closing Date, Buyer will promptly so inform Seller, and none of the deposits contained in such Custodial Account will be treated as Deposit Liabilities hereunder, but will remain the liability and obligation of Seller.  In the event the aggregate amount of deposits in Refused Accounts exceeds $500,000, Buyer and Seller shall in good faith consider amending this Agreement to address Buyer's reasonable concerns about the volume of Refused Accounts.

Section 2.04.     Calculation and Payment of Purchase Price.  The calculation and payment of the Purchase Price (defined herein) will be made as follows:

(a)	Seller will pay to Buyer an amount of cash (the "Purchase Price"), in addition to the transfer of Cash on Hand, equal to:

(i)	the aggregate amount of principal and accrued interest of the Deposit Liabilities; plus

(ii)	the net amount of any prorated items required by Section 2.06 hereof owed by Seller to Buyer; minus

(iii)
the aggregate outstanding principal and earned but unpaid interest on the Loans set forth on Schedule C (as such schedule is agreed upon by the parties at Closing) under the column entitled "Schedule C Loans – Liberty Bank and Randall Story State Bank", less any unearned credit insurance commissions related thereto, as of the close of business on the Closing Date; minus

(iv)
the aggregate outstanding principal and earned but unpaid interest on the Loans set forth on Schedule C - 1 – Schedule 1 – discounted loans – Liberty Bank – Randall Story State Bank", (as such schedule is agreed upon by the parties at Closing), less (A) any unearned credit insurance commissions and (B) the amount of the  loan loss reserve associated with each of such Loans, as of the close of business on the Closing Date; minus

(v)	the book value as of the Closing Date of the Real Property and the Personal Property associated with the Garner Branch; minus

(vi)	the book value as of the Closing Date of the Real Property and the Personal Property associated with the Klemme Branch; minus

(vii)	the amount of Cash on Hand; minus

(viii)	the net amount of any prorated items required by Section 2.06 hereof owed by Buyer to Seller; minus

(ix)	the "Premium," which is an amount equal to the lesser of (A) $5,400,000; or (B) 5.87% of total Deposit Liabilities assumed; plus

(x)
$5,000, representing a credit to Buyer for the telephones and related switch equipment listed under number 003281 on the fixed asset list attached as Schedule B, which have been excluded as Personal Property hereunder.

(b)
On the Closing Date, Seller will transfer to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, an amount which Seller estimates to be the amount of the Purchase Price, which estimated amount will be based upon the values of the following as of the close of business on the third business day prior to the Closing Date: Deposit Liabilities, the proration amounts, the book value of the Real Property and Personal Property, aggregate outstanding principal and earned but unpaid interest on the Loans, the Cash on Hand and the Premium (the "Estimated Purchase Price").

(c)
On the tenth (10th) business day after the Closing Date or such earlier date as may be agreed to in writing by the parties (the "Adjustment Payment Date"), an adjustment payment (the "Adjustment Payment") will be made either by Seller to Buyer or by Buyer to Seller, as appropriate, so as to correct any discrepancy between the amount of the Estimated Purchase Price paid under Section 2.04(b) and the Purchase Price calculated in accordance with this Section 2.04.  Seller will provide to Buyer a closing statement which reflects the calculation of the Adjustment Payment relative to the Estimated Purchase Price.  The Adjustment Payment due to either party pursuant to this Section 2.04(c) will be paid to such party on the Adjustment Payment Date by the other party by wire transfer in immediately available funds to an account designated by the payee party, with interest thereon from the Closing Date through the Adjustment Payment Date at a rate equal to the effective Federal Funds rate as published by the Federal Reserve.

(d)	All purchase price calculations are to be calculated in accordance with United States' generally accepted accounting principles, consistently applied ("GAAP").

(e)
Until the end of the business day prior to the Closing Date, if any Loan on Schedule C suffers a material adverse event between the date of this Agreement and the Closing Date as determined by Buyer in its reasonable discretion (which includes the occurrence of defaults, bankruptcy filing or occurrence of a material adverse event affecting any obligor or any other event which would result in such Loan being downgraded to substandard, doubtful or loss), Buyer and Seller will use their best efforts to negotiate an appropriate change in the Purchase Price under Section 2.04(a). If the aggregate principal amount of Loans suffering such an adverse event equals or exceeds ten percent of the aggregate principal amount of Loan set forth on Schedule C as of the date of this Agreement, then Buyer and Seller shall negotiate an appropriate change in the Purchase Price under Section 2.04(a) and, if Buyer and Seller cannot agree on such a change, then all such loans will not be considered a Loan purchased hereunder and shall be eliminated from Schedule C.

Section 2.05.     Allocation of Purchase Price.  The allocation of the Purchase Price, as adjusted in accordance with Section 2.04(c) above, is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended.  The parties will (i) each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.  Within thirty (30) days following the Closing Date, Buyer shall provide to Seller a copy of IRS Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") with Buyer’s proposed allocation of the consideration payable with respect to Seller’s Assets, including but not limited to the allocation of the Fixed Asset Reduction.  Buyer, on the one hand, and the Seller on the other, shall agree upon the Asset Acquisition Statement within sixty (60) days after the Closing Date; provided that if Buyer and Seller are unable to agree upon an allocation schedule within such sixty (60) day period, the allocation schedule shall be prepared by an accounting firm acceptable to Buyer and Seller.  The fees of such accounting firm incurred in preparing the allocation schedule shall be paid equally by Buyer and Seller.

Section 2.06.     Prorations.  The parties intend that Seller will operate for its own account the business conducted at the Branch Offices until the close of business on the Closing Date, and that Buyer will operate such business for its own account on and after the close of business on the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branch Offices, other than any general overhead expenses of Seller, will be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Buyer as of the Closing Date), (ii) taxes associated with the Real Property and Personal Property, (iii) assessments (including, without limitation, assessments attributable to FDIC deposit insurance), (iv) payments due on Assumed Contracts, and (v) similar expenses related to the Assets transferred hereunder.  To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there will be a proportionate adjustment in favor of Seller.

Section 2.07.     Closing Deliveries.

(a)	At the Closing, Seller will deliver to Buyer:

(i)
a Certificate or Certificates signed by an appropriate officer of Seller stating that all of the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied or waived, as provided therein;

(ii)	a certified copy of the resolutions of the Board of Directors of Seller authorizing the execution of this Agreement and the consummation of the purchase and assumption transaction contemplated hereby;

(iii)	evidence of payment to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, of the Estimated Purchase Price;

(iv)	an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 1 hereto;

(v)	an executed Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 2 hereto;

(vi)	an executed Bill of Sale in substantially the form set forth in Exhibit 3 hereto;

(vii)	an assignment and assumption of loans agreement in form and substance acceptable to both Buyer and Seller;

(viii)
executed special warranty deeds (subject to Permitted Exceptions, as such term is defined in Section 5.08) (together with groundwater hazard statements and declarations of value as required by law), conveying the Real Property to Buyer;

(ix)	an executed Assignment, Transfer and Appointment of Successor Trustee for Custodial Accounts in substantially the form set forth in Exhibit 4;

(x)	an executed Limited Power of Attorney in substantially the form set forth in Exhibit 5;

(xi)
such other bills of sale, assignments, and other instruments and documents as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer good, marketable and insurable title to the Assets, free and clear of all liens and encumbrances of any nature whatsoever (subject only to Permitted Exceptions and other liens and encumbrances accepted or waived by Buyer);

(xii)
listings of the Deposit Liabilities as of the Closing Date (the "Deposit Listings") in such electronic form as the parties may mutually agree, which Deposit Listings will include, for each account, the account number, outstanding principal balance, and accrued interest (provided that Seller will deliver the Deposit Listings as soon as practicable following Closing if Seller is unable to deliver such Deposit Listings on the Closing Date); and

(xiii)
such Records as are capable of being delivered to Buyer, which Records (other than the current promissory notes related to the Loans which will be originals) may, at Seller's option, be delivered by delivery of imaged, photocopies or other non-original and non-paper media in lieu of original copies.

(b)	At the Closing, Buyer will deliver to Seller:

(i)	a Certificate or Certificates signed by an appropriate officer of Buyer stating that all of the conditions set forth in Sections 7.01(a) and 7.01(b) have been satisfied or waived, as provided therein;

(ii)	a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the purchase and assumption transaction contemplated hereby;

(iii)	an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 1 hereto;

(iv)	an executed Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 2 hereto;

(v)	an assignment and assumption of loans agreement in form and substance acceptable to both Buyer and Seller;

(vi)	an executed Assignment, Transfer and Appointment of Successor Trustee for Custodial Accounts in substantially the form set forth in Exhibit 4 hereto; and

(vii)	an executed Receipt for Personal Property.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that, except as expressly disclosed in the disclosure statement (the "Disclosure Statement") to being delivered by Seller to Buyer concurrent with execution of this Agreement, the following representations and warranties are true as of the date hereof.

Section 3.01.    Organization.  Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States, and has the corporate power to carry on its business as the same is being conducted at the Branch Offices and to effect the transactions contemplated herein.

Section 3.02.     Authorization.  All necessary corporate actions have been taken to authorize the execution of this Agreement on Seller's behalf by Seller's duly authorized officers and the performance by Seller of its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 3.03.     Non-Contravention.  The execution and delivery of this Agreement by Seller do not, and, subject to the receipt of all required approvals and consents, including but not limited to regulatory approvals and consents, if any, which may be required in connection with the Assumed Contracts, the consummation of the transaction contemplated by this Agreement will not, constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument to which Seller is a party, or by which it or any of its assets or property is bound, which breach, violation, or default would have a material adverse effect on the business or properties of the Branch Offices after the Closing Date.

Section 3.04.     Compliance with Law.  Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business at the Branch Offices as presently conducted.

Section 3.05.     Regulatory Enforcement Actions.  Seller is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Seller which could reasonably be expected to have a material adverse effect on Buyer’s operation of either of the Branch Offices following consummation of the transactions contemplated hereunder and after the Closing Date.

Section 3.06.     Litigation.  There is no litigation, claim or other proceeding pending or, to the knowledge of Seller, threatened, against Seller arising out of Seller's operation of the Branch Offices.

Section 3.07.     Title to Real Property and Other Assets.  As to the Real Property, Seller has good marketable and indefeasible fee simple title to the Real Property, all free and clear of any liens, mortgages, pledges or other security interests and subject only to Permitted Exceptions and those exceptions accepted or waived by Buyer.  The mechanical equipment located in any improvements located on any of the Real Property, including but not limited to air conditioning and heating systems and the electrical and plumbing systems, are, and on the Closing Date will be, in good, tenantable and serviceable operating condition, requiring only normal maintenance and repair.  In addition to the Real Property, Seller has good and marketable title to all other assets comprising the Assets.

Section 3.08.     Environmental Matters.  (i) The Real Property associated with the Branch Offices complies in all material respects with applicable environmental laws and neither the condition of the Real Property nor the operation of the Branch Offices violates any applicable environmental law; (ii) no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any environmental law; (iii) Seller has had no liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substance or materials on or at the Real Property; (iv) there are no underground storage tanks now or, heretofore located on the Real Property; and (v) the Seller has not received any notification by a third party (including a governmental entity) that the Seller is a potentially responsible party for remedial cost spent addressing the release, or threat of release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response Compensation or Liability Act, 42 U.S.C. §§ 9601, et seq. or any corresponding state law.  Seller has provided Buyer with any Phase I or other environmental report with respect to the Real Property that it has is its possession.

Section 3.09.    Taxes, Insurance and Utilities.  Seller has paid all property, excise, sales and use and other taxes imposed by any taxing authority that are due and payable as of the date hereof and there are no unpaid taxes that could result in liens being placed on the Assets or the Deposit Liabilities.  Seller will maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Assets.  Consistent with Section 2.06, Seller will pay all utility bills relating to the Branch Offices that Seller receives prior to the Closing Date.

Section 3.10.     Deposit Liabilities.  Seller has properly accrued interest on the Deposit Liabilities and the Records respecting the Deposit Liabilities accurately reflect in all material respects such accruals of interest.  All of the Deposit Liabilities were originated and are in material compliance with the documents governing the relevant type of Deposit Liability and all applicable federal and state laws, rules, regulation, orders, judgments, injunctions, decrees and awards.

Section 3.11.     Loans.  Each Loan has been originated in accordance with Seller's standard procedures and policies for originating loans, and the principal balance and accrued interest on each Loan as shown on the Seller's Records are true and correct as of the date shown thereon.  Buyer hereby acknowledges its understanding that Seller makes no warranties with respect to the collectibility of the Loans, the value of the collateral securing the Loans, (except where such value is supported by independent third party appraisers, in which case Seller warrants as to such value as of the date of any such appraisals), or the creditworthiness of any makers, guarantors or obligors thereof.

Section 3.12.     Proceedings Relating to Properties.  No proceedings to take all or any part of the Real Property by condemnation or right of eminent domain are pending or, to Seller's knowledge, threatened and Seller's use of the Real Property is not, and no complaints have been received by Seller that Seller is, in material violation of applicable building, zoning, safety or similar laws, ordinances or regulations or any private easements or restrictions.  There are no special or general assessments pending against or affecting the Real Property and no public improvements have been recently made that would cause special or general assessments to be assessed against the Real Property.

Section 3.13.     Absence of Other Certain Changes.  Since September 30, 2011, with respect to the business conducted at the Branch Offices, (i) there has not been any failure to follow Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice, (ii) Loans have been made in a manner consistent with past practice as relates to the normal and customary credit standards and policies of Seller and (iii) the credit quality of the Loans did not change in any material respect from the credit quality of the Loans as of the "current as of" date as of which such information was presented by Seller to Buyer.

Section 3.14.     Employee Matters.  A list of employees associated with the Branch Offices is set forth on the Disclosure Statement (the "Employees").  Seller has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining and the payment of social security or other taxes, and worker’s compensation or other insurance premiums with respect to the Employees.  Except as set forth on the Disclosure Statement, there are no written employment contracts or similar agreements between Seller and any of the Employees.  Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch Offices and Seller is not aware of any pending organizational efforts at the Branch Offices. Upon termination, none of Seller’s employees are entitled to receive any payment for accumulated but unused sick leave, personal days or any other paid time off, other than accrued but unused vacation time (all of which accrued but unused vacation time shall be Excluded Liabilities hereunder).

Section 3.15.     Assumed Contracts.  The Assumed Contracts constitute the legal, valid and binding obligations of Seller and the other parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by bankruptcy laws and other laws of a similar nature relating to creditors rights).  Seller is not in material default under any of the Assumed Contracts and, to the knowledge of Seller, no other party to any of the Assumed Contracts is in material default thereunder.  Except as set forth on the Disclosure Schedule, each of the Assumed Contracts may be assigned to Buyer by Seller without the approval or consent of any other Person.

Section 3.16.     Brokerage.  There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation to any person or party engaged by or otherwise representing Seller in connection with the purchase and assumption transaction contemplated by this Agreement, other than compensation payable by the Seller to Hovde Financial, Inc.

Section 3.17.     Statements True and Correct.  No representation or warranty by Seller contained in this Agreement (including, without limitation, the Schedules hereto) contains any untrue statement of fact or omits any statement of fact necessary to make the statements herein not materially misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties:

Section 4.01.     Organization.  Buyer is a banking corporation duly organized, validly existing and in good standing under the laws of Iowa, and has the corporate power to carry on its business as the same is being conducted and to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 4.02.      Authorization.  Buyer's Board of Directors has, by all appropriate action, approved this Agreement and the purchase and assumption transaction contemplated herein and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Buyer of its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.03.     Non-Contravention.  The execution and delivery of this Agreement by Buyer do not, and, subject to the receipt of all required approvals and consents, including but not limited to regulatory approvals, the consummation of the transaction contemplated by this Agreement will not, constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument to which Buyer is a party, or by which it or any of its assets or property is bound, which breach, violation, or default would have a material adverse effect on Buyer.

Section 4.04.     Consents to Transaction.  The consummation of the purchase and assumption transaction contemplated by this Agreement does not require Buyer to obtain the prior consent or approval of any person, other than regulatory approval from the appropriate regulatory authorities.

Section 4.05.     Litigation.  There are no governmental or administrative proceedings or other proceedings, litigation, judgment or claims pending or threatened against Buyer or any of its affiliates affecting the ability of Buyer to carry out this Agreement, or any of the transactions contemplated hereby, or which will materially affect Buyer or its operation of either of the Branch Offices after the Closing Date.

Section 4.06.     Financial Information.  Since the date of Buyer's most recent Call Report as submitted to its primary regulatory authority, there has not occurred any material adverse change in the financial condition, business, prospects or affairs of Buyer, and Buyer has paid all of the debts and obligations in connection with the operation of its business as they became due (except those, if any, contested in good faith).

Section 4.07.     Compliance with Capital Adequacy and Debt Guidelines.  Buyer, on a stand-alone basis, meets or exceeds, as of December 31, 2011, and on a pro forma basis as of such date reflecting the purchase and assumption transaction contemplated hereby, (i) all applicable capital adequacy regulatory standards, (ii) all applicable debt-to-equity regulatory guidelines and (iii) all debt-reduction guidelines.  Buyer knows of no reason why the approvals, consents or waivers of governmental authorities required to complete the purchase and assumption transaction contemplated hereby will not be obtained in a timely manner so as to permit the consummation of such transaction to occur as contemplated by this Agreement.

Section 4.08.     Community Reinvestment Act.  Buyer is in compliance in all material respects with the Community Reinvestment Act and its implementing regulations, and Buyer has no knowledge of threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause any applicable regulatory authority to deny any application required to be filed pursuant to Section 6.01 hereof.  In addition, Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 4.09.     Brokerage.  There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation to any person or party engaged by or otherwise representing Buyer in connection with the purchase and assumption transaction contemplated by this Agreement.

Section 4.10.     Statements True and Correct.  No representation or warranty by Buyer contained in this Agreement contains any untrue statement of fact or omits any statement of fact necessary to make the statements herein not materially misleading.

ARTICLE 5

AGREEMENTS OF THE SELLER

Section 5.01.     Business in Ordinary Course.

Except as may be required to obtain regulatory approvals or as otherwise may be required by any regulatory authority, between the date of this Agreement and the Closing, Seller will, without the prior written consent of Buyer (which consent will not be unreasonably withheld):

(a)	not cause or permit any of the Branch Offices to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

(b)	not accept any deposits at rates in excess of those being paid generally at the main office of Seller;

(c)
not undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with employees employed at, and customers of, the Branch Offices, unless such actions are required or permitted by this Agreement or required by any regulatory authority;

(d)
not engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Seller contained in Article Three hereof, if such representations and warranties were given as of the date of such transaction or action;

(e)
will promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of the Branch Offices, taken as a whole; and

(f)	will, in a manner consistent with past practice, maintain the Assets in normal repair, order and condition, consistent with current needs.

Section 5.02.     Breaches.  Seller will, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Buyer and use commercially reasonable efforts to prevent or promptly remedy the same.

Section 5.03.     Consents to Assumed Contracts.  Seller will use commercially reasonable efforts to obtain all necessary consents with respect to all interests of Seller in the Assumed Contracts which require the consent of another person for their transfer or assumption pursuant to this Agreement, if any.

Section 5.04.      Consummation of Agreement.  Seller will use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and provisions hereof.  Seller will furnish to Buyer in a timely manner all information, data and documents in the possession of Seller requested by Buyer as may be required to obtain any necessary regulatory or other approvals of the purchase and assumption transaction contemplated by this Agreement and will otherwise cooperate fully with Buyer to carry out the purpose and intent of this Agreement.

Section 5.05.     Access to Information.  Seller will permit Buyer reasonable access, in a manner which will avoid undue disruption or interference with Seller's normal operations, to the Branch Offices and will disclose and make available to Buyer at the main office of Seller all books, documents, papers and records relating to the Branch Offices, its assets, operations, obligations and liabilities, including, without limitation, all books of account (including the general ledger), tax records, material contracts and agreements, loan files, filings with any regulatory authority, litigation files, and any other business activities or prospects in which Buyer may have a reasonable and legitimate interest in furtherance of the purchase and assumption transaction contemplated by this Agreement.  Buyer will hold any such information in accordance with the provisions of Section 11.01 hereof.

Section 5.06.     Transfer of Data.  On a date mutually agreed by the Buyer and Seller, but no later than five days following receipt of regulatory approval, Seller will provide Buyer with initial electronic files, computer tapes, reports and related documentation regarding the Deposit Liabilities and Loans, and the format by which Seller proposes to transfer all data on the Deposit Liabilities and Loans.  Under no circumstance will Seller be required to recreate its data in a new format, database or program.  The format to be used for transfer of data will be in a format reasonably acceptable to Buyer.  From the date of this Agreement through the Closing Date, Seller will cooperate and work with Buyer to complete the tasks required to facilitate the conversion of such data.  Such tasks will include providing Buyer with updated electronic files, tapes, reports, and other items as are reasonably necessary to complete the conversion process and related testing procedures.  Seller will reasonably cooperate in resolving any conversion-related issues arising from the conversion of such data for a period of 90 days following the Closing Date.  It is anticipated that such conversion will occur on the first day following the Closing Date.  If Buyer requires more than one copy of any electronic file or tape, Buyer will pay the cost thereof.

Section 5.07.     IRAs and HSAs.  To the extent required by applicable law or the applicable custodial agreement, Seller shall, reasonably prior to Closing and within such timeframes as required by applicable law or the applicable custodial agreement, at Seller’s expense (if the parties agree such notice will be included in the notices outlined in Sections 9.01(a) and 9.01(b), the cost of such notice will be split evenly between the parties) and by letter reasonably acceptable to Buyer, mail notice of Seller’s resignation as custodian and the appointment of Buyer as the successor custodian, effective upon Closing, of each Custodial Account maintained at the Branch Offices.  The notice shall include such information required by law or the applicable custodial agreement.

Section 5.08.     Title to Real Property.  Not later than twenty (20) days after the date of this Agreement, Seller will provide, at Seller's sole expense, updated abstracts of title for each parcel of Real Property to be acquired pursuant to this Agreement and Buyer, at its expense, shall procure title opinions from legal counsel selected by it (the "Title Opinions")  If the Title Opinions disclose any liens, easements, restrictions, reservations or other defects or any other matters objectionable to Buyer, Buyer will advise Seller of the same in writing within fifteen (15) days after receipt by Buyer of the Title Opinions.  Matters not objected to by Buyer within said period will be deemed to be Permitted Exceptions.  As to any matters to which Buyer objects, Seller will remedy such matters as are susceptible of being remedied and work with Buyer to obtain an acceptable revised Title Opinions reflecting that such remedy or remedies has or have been effected.  If Buyer is unable to obtain a Title Opinion acceptable to it, Buyer will have the option of (x) consummating the transaction contemplated hereby and accepting such title as Seller holds, without change in or to the terms hereof, unless such matters are encumbrances or liens for an ascertainable amount, in which case Seller will pay the amount thereof to Buyer in cash at the Closing, or (y) terminating this Agreement.  The term "Permitted Exceptions" means, with respect to the Real Property, ad valorem taxes for the current year, prior mineral reservations and conveyances and any other exceptions, restrictions, easements, rights of way and encumbrances customarily found with respect to commercial property and which do not materially and adversely affect the value or present use of the Real Property.

Section 5.09.     Inspection Rights.  Until the Closing Date, Buyer will have the right at all reasonable times, at Buyer's cost, to conduct such studies, inspections, examinations, investigations, tests, assessments, including, but not limited to, an environmental site assessment and a building inspection, and other due diligence on, of and with respect to the Real Property and Buyer's intended use thereof as Buyer may deem appropriate.

Section 5.10.     Non-Solicitation.

(a)
Seller agrees that for a period of three (3) years after the Closing Date, neither Seller nor its parent holding company ("Parent") (i) will solicit customers whose deposits or loans are assumed or acquired by Buyer hereunder to provide banking services to such customers, it being expressly understood by Buyer that such agreement by Seller will not be construed to prohibit (A) any general mass mailings or other similar communications made by Seller which does not specifically target customers of any Branch Office or (B) newspaper, television, radio or similar advertisements of a general nature; or (ii) without the prior written approval of Buyer, will solicit for employment or hire any employee of Seller located at any Branch Office who becomes an employee of Buyer upon consummation of the transactions contemplated by this Agreement.  Nothing in this Agreement will be construed to prohibit loan and deposit customers from soliciting Seller to provide banking services to such customers.  In addition, with respect to any out-of-market customer of Seller (x) which is an obligor on a Loan acquired by Buyer hereunder, (y) which is not a depositor on any Deposits assumed by Buyer hereunder and (z) with which Seller has a continuing business relationship beyond the Loan sold or Deposit assumed by Buyer hereunder, Seller may continue to offer non-commercial lending related services to such customer without violating this Section 5.10(a).

(b)
The parties acknowledge that Seller or Parent may sell certain other assets, loans or other branch offices (other than the Branch Offices) to other parties, or sell certain equity interests in Seller or Parent, whether by merger, stock or asset purchase, or other transaction.  Any acquiring party in such a transaction will not be subject to the restrictive covenants set forth in Section 5.10(a).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.01.     Regulatory Approvals.  Buyer and Seller will each file, within five (5) business days after the date of this Agreement, all regulatory applications required in order to consummate the purchase and assumption transaction contemplated by this Agreement.  Each party will provide the other a copy of applications related to the purchase and assumption transaction contemplated by this Agreement and correspondence pertaining thereto as soon as practicable after filing or receipt of same.  The recipient party will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 11.01 hereof.  Each party will timely file all documents required to obtain all necessary permits and approvals required to carry out the purchase and assumption transaction contemplated by this Agreement, will pay all expenses incident thereto and will use commercially reasonable efforts to obtain such permits and approvals on a timely basis.  Each party will provide the other party, as soon as is reasonable, copies of correspondence between such and the pertinent regulatory agencies relating to such applications, to include, for example, correspondence relating to a regulatory agency's request for additional information, acknowledgement of acceptance of any regulatory application, notice of non-acceptance of any regulatory application, approval of any regulatory application, earliest date for consummation provided by any regulatory agency and any proof of publication received by such from any newspaper publishing the public notices contemplated by this Agreement.

Section 6.02.     Breaches.  Buyer will, if it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Seller and use commercially reasonable efforts to prevent or promptly remedy the same.

Section 6.03.     Consummation of Agreement.  Buyer will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and conditions hereof.

Section 6.04.     Employee Matters.  Buyer shall interview and hire all of Seller's employees associated with the Branch Offices (the "Hired Employees"), subject to each of the Hired Employees' satisfaction of Buyer's customary hiring practices and policies.  Pending Closing, Seller shall reasonably cooperate with and assist Buyer with employee interviews and processing.  Unless otherwise determined by Buyer, the employment arrangements for the Hired Employees will be effective at Closing.  With respect to Hired Employees, Buyer shall have no obligation to continue their employment for any period of time after Closing.  Buyer agrees that there will be no exclusion on Buyer's health insurance plan for pre-existing conditions of Hired Employees who are currently on Seller's health insurance plan.  After Closing, Buyer will give all Hired Employees full credit for their prior service with Seller for all purposes under vacation plans maintained for the benefit of Buyer's employees.  It is acknowledged that all other terms of any employment offers by Buyer shall be determined by Buyer in its sole discretion.

ARTICLE 7

CONDITIONS PRECEDENT TO THE BRANCH PURCHASE AND ASSUMPTION

Section 7.01.     Conditions to Seller's Obligations.  Seller's obligations to effect the purchase and assumption transaction contemplated by this Agreement will be subject to the satisfaction (or waiver by Seller) prior to or on the Closing Date of the following conditions:

(a)
The representations and warranties made by Buyer in this Agreement are true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

(b)	Buyer has performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

(c)	Buyer has not terminated this Agreement pursuant to Section 5.08;

(d)
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement is in effect and no proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing is pending.  There has not been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

(e)
All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the purchase and assumption transaction contemplated by this Agreement have been obtained in a manner and form reasonably satisfactory to Seller, and all waiting periods required by law have expired; and

(f)	Seller has received all documents required to be received from Buyer on or prior to the Closing Date, all in form and substance reasonably satisfactory to Seller.

Section 7.02.     Conditions to Buyer's Obligations.  Buyer's obligations to effect the purchase and assumption transaction contemplated by this Agreement will be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of the following conditions:

(a)
The representations and warranties made by Seller in this Agreement are true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

(b)	Seller has performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

(c)	Buyer has not terminated this Agreement pursuant to Section 5.08;

(d)
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement is in effect, and no proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing is pending.  There has not been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

(e)
All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the purchase and assumption transaction contemplated by this Agreement have been obtained in a manner and form reasonably satisfactory to Buyer, and all waiting periods required by law have expired;

(f)
Buyer has received all documents required to be received from Seller on or prior to the Closing Date, including without limitation releases of any liens or encumbrances on the Assets (other than Permitted Exceptions and those liens or encumbrances accepted or waived by Buyer), all in form and substance reasonably satisfactory to Buyer;

(g)
Sellers's external data processor shall have confirmed prior to the Closing Date that all steps necessary for the conversion of data pertaining to the business of the Branch Offices for migration to the data banks of Buyer's internal data systems, has been completed and that such conversion can take place not later than concurrently with the Closing.

ARTICLE 8

TERMINATION OR ABANDONMENT

Section 8.01.     Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

Section 8.02.     Breach of Representations or Agreements.  If there is a material breach in any of the representations and warranties or agreements of Seller or Buyer, which breach is not cured within 30 days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

Section 8.03.     Failure of Conditions.  In the event that any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 8.02 hereof has lapsed, then such party may terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

Section 8.04.     Approval Denial.  If any regulatory application filed pursuant to Section 6.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon will be deemed terminated and canceled; provided, however, that a request for additional information from, or undertakings by, the applicant, as a condition for approval, will not be deemed to be a denial or disapproval so long as the applicant diligently provides the requested information and agrees to the requested undertaking.  If the applicant does not agree, in its sole discretion, to such undertaking, then such application shall be deemed to be denied; provided, however, that Buyer will not have a termination right under this Section 8.04 if the undertaking is a requirement from Buyer's regulators that it to take appropriate actions to maintain a Tier 1 Capital ratio of no less than 8%.  If any regulatory agency requests that an application be withdrawn and the applicant, in consultation with the other party to this Agreement, is unable to resolve the concern or objections of such agency, the applicant will be deemed to have failed to obtain regulatory approval.  In the event an application is denied but is subject to an appeal, petition for review, or similar such act on the part of the applicant (hereinafter referred to as the "appeal") then the application will be deemed denied unless the applicant and the other party to this Agreement agree in writing to appeal the denial and the applicant prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval, provided, however, that Seller will have the right, at its election, to terminate this Agreement if such appeal remains unresolved for a period exceeding 60 days.

Section 8.05.     Automatic Termination.  Either Buyer or Seller may, by written notice to the other, terminate this Agreement if the Closing has not occurred on or before June 30, 2012 for reasons other than the failure of the party seeking to terminate to fully comply with its obligations hereunder; provided that such date will be extended by thirty (30) calendar days if regulatory approvals have not been theretofore obtained or if all required regulatory approvals have been obtained and the parties are waiting for the expiration of all regulatory waiting periods to close the transaction.

Section 8.06.     Termination by Buyer.  Buyer may terminate this Agreement as provided in Section 5.08.

ARTICLE 9

TRANSITIONAL AND POST-CLOSING MATTERS

Section 9.01.     Notification to Branch Office Customers.  Buyer will:

(a)
jointly with Seller, as soon as practicable after the execution and delivery of this Agreement on a date as mutually agreed by Buyer and Seller, prepare and mail to each depositor whose Deposit is to be assumed by Buyer, and each borrower whose Loan is to be purchased, a letter, in form and substance mutually satisfactory to the parties, informing such depositor of the nature of such transaction and the continuing availability of services to be provided by Buyer in the Branch Offices on and after the Closing Date;

(b)
at its own cost and expense, cause to be printed deposit tickets, checks, withdrawal orders and all other requisite banking transactional forms, and ATM, check and debit cards for each account which constitutes a Deposit and mail such deposit tickets, checks, withdrawal orders and other forms and ATM, check and debit cards to each customer having such an account so as to be received by such customer on or within three (3) days prior to the Closing Date, each such document to be encoded with Buyer's identification numbers and to be accompanied by Buyer's letter, in form and substance satisfactory to Seller, advising that, from and after the Closing Date, such newly issued deposit tickets, checks, withdrawal orders and other forms and ATM, check and debit cards are to be used instead of the corresponding existing documents of Seller with respect to the customer's Deposit account maintained at the Branch Offices, and that any such existing documents of Seller are to be destroyed; and take any other actions required by law or regulation or by any court or regulatory authority to notify customers or depositors of the Branch Offices or residents of the communities in which the Branch Offices are located of the transfers and assumptions occurring pursuant to this Agreement.  The out-of-pocket cost of the mailings required by subsections (a) and (b) of this section will be borne equally by Buyer and Seller.

Section 9.02.     Payment of Instruments.  Following the Closing, Buyer agrees to pay in accordance with law all checks, drafts, and withdrawal orders (including ACH debits) which are properly drawn by depositors with respect to the Deposits assumed by Buyer, which are duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to Buyer by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposits are assumed by Buyer.

Section 9.03.    Statements.  Seller will issue statements to its customers which include all transactions with respect to the Deposits (except IRAs and CDs) through the close of business on the Closing Date, and Buyer will issue statements for all transactions with respect to the Deposits thereafter.  Routine interest and service charge calculations will be processed by the Seller on such customer statements as of the close of business on the Closing Date.

Section 9.04.     Limited Correspondent.  For a period of sixty (60) calendar days after the Closing Date, Seller will act as Buyer's limited correspondent for the processing of checks, drafts and withdrawal orders drawn before or after the Closing on the draft, check or withdrawal order forms provided by Seller on Deposits assumed by Buyer hereunder.  For the 60-day period, Seller will use commercially reasonable efforts to transmit to Buyer via facsimile or by imaging, on a timely basis, a copy of each day's checks, drafts and withdrawal orders, which are on draft, check or withdrawal order forms provided by Seller on Deposits assumed by Buyer hereunder.  Buyer will determine disposition of presented items and notify Seller of such disposition within two (2) hours of receipt of the copies of such items, if receipt occurs on a business day between the hours of 8:00 a.m. and 3:00 p.m., or by 10:00 a.m. the following business day if receipt does not occur on a business day between the hours of 8:00 a.m. and 3:00 p.m.  Items mistakenly routed or presented after the 60-day period will be returned.  Seller and Buyer will make arrangements to provide for the daily settlement through the Clearing Account with immediately available funds by Buyer of any such items honored by Seller pursuant to Buyer's instructions.

Section 9.05.     Uncollected Items. At Closing, Buyer will establish an account with Seller (the "Clearing Account").  Buyer and Seller will settle daily through the Clearing Account the amount of all uncollected items included in the Deposits on the Closing Date which are returned to Seller after the Closing Date as uncollected; provided, that Seller will, upon Buyer's making such payment, deliver each such item to Buyer and will assign to Buyer any and all rights which Seller may have or obtain in connection with such returned items.

Section 9.06.     ACH.  For a period of ninety (90) days beginning on the Closing Date, Seller will use commercially reasonable efforts to transmit to Buyer information with respect to Automated Clearing House ("ACH") originators effecting debits or credits to the accounts of the Deposit Liabilities.  Buyer will notify all ACH originators effecting debits or credits to the accounts of the Deposit Liabilities of the purchase and assumption transactions contemplated by this Agreement.  For a period of ninety (90) days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposit Liabilities which are mistakenly routed or presented to Seller.  Seller will make no charge to Buyer for honoring such items, and will use its best efforts to transmit to Buyer via facsimile or by imaging, by 11:00 a.m. or as soon as practicable thereafter, each day's ACH data that is to be posted that day.  Items mistakenly routed or presented after the 90-day period will be returned to the presenting party.  Seller and Buyer will make arrangements to provide for the daily settlement through the Clearing Account with immediately available funds by Buyer of any ACH items honored by Seller.

Section 9.07.     Loans and Deposits.  For a period of sixty (60) calendar days after the Closing Date, Seller will forward to Buyer as soon as reasonably possible any loan payments received by Seller made with respect to Loans purchased by Buyer and any deposits received by Seller made with respect to Deposits.  Buyer will reimburse Seller upon demand for checks returned on payments forwarded by Seller to Buyer.  If the balance due on any Loan purchased pursuant to Section 1.01(d) has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the acquisition value represented by the Loan transferred will be correspondingly increased and an amount in cash equal to such increase will be paid by Buyer to Seller promptly upon demand.

Section 9.08.     Credit Life Insurance.  Seller and Buyer agree that Buyer will become the beneficiary of credit life and/or disability insurance written on any direct loans included in the Loans and coverage will continue to be the obligation of the current insurer after the Closing and for the duration of such insurance as provided under the terms of the policy or certificate.  Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance that are made after the close of business on the Closing Date.  The parties' obligations in this Section are subject to any restrictions contained in existing insurance contracts as well as applicable law and regulations.

Section 9.09.     Access to Records.  Seller and Buyer mutually agree to maintain all records and other documents relating to the Assets and Assumed Liabilities for such periods as provided in Seller and Buyer's respective record retention policies and required by applicable law, and to examine, inspect, copy and reproduce such records and other documents relating to such Assets and Assumed Liabilities as may be reasonably requested by the other party.  Any charges for such examination and photocopying will be at a rate not greater than the examining party's customary rates for similar requests by its customers.

Section 9.10.     Information Reporting.  With respect to the Loans and Deposits purchased and assumed by Buyer pursuant to this Agreement, Seller will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer prior to and including the Closing Date, and Buyer will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer after the Closing Date.

Section 9.11.    Transition.  From and after the date of this Agreement, Seller and Buyer agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by Buyer pursuant to the terms hereof.  Seller agrees to provide and bear the cost of initial magnetic tapes and magnetic tapes at conversion containing the listings of Loans and Deposits.  Additionally, each of the Buyer and Seller agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow Seller and Buyer to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees and operations of the Branch Offices, and each of Seller and Buyer agree to timely take any and all action as required by law to comply with such tax, regulatory and/or reporting obligations.

Section 9.12.     Overdrafts.  Prior to the Closing, Seller agrees to cooperate with Buyer and to use commercially reasonable efforts to identify those deposit accounts for which provisional credit has been given and that contain uncollected funds.

ARTICLE 10

INDEMNIFICATION

Section 10.01.   Indemnification of Buyer.  Seller will indemnify, hold harmless and defend Buyer (and each of Buyer's directors, officers, subsidiaries, successors and assigns, and affiliates) (collectively, the "Buyer's Indemnified Parties") from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by Buyer's Indemnified Parties arising out of, resulting from or based upon (i) the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by the Seller in this Agreement which survives the Closing Date as specified in Section 11.07 hereof; (ii) any Excluded Liabilities, as defined in Section 1.02(d) hereof; or (iii) Seller's operation of the Branch Offices before the Closing Date.

Section 10.02.   Indemnification of Seller.  Buyer will indemnify, hold harmless and defend Seller (and Seller's directors, officers, subsidiaries, successors and assigns, and affiliates) (collectively the "Seller's Indemnified Parties") from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by Seller's Indemnified Parties arising out of, resulting from or based upon (i) the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by Buyer in this Agreement which survives the Closing Date as specified in Section 11.07 hereof; (ii) any failure of the Buyer to pay, honor, perform or otherwise discharge, on or after the Closing Date, any of the Assumed Liabilities or any other liability assumed by Buyer pursuant to this Agreement; or (iii) Buyer's operation of the Branch Offices on or after the Closing Date.

Section 10.03.   Procedure and Limitations.  No indemnification will be provided under Sections 10.01 or 10.02 (i) for any claim for indemnification which is made more than one and a half (1.5) years following the Closing Date; and (ii) unless the amount of any claim or aggregate claims exceeds $25,000, and then only to the extent of such excess; provided that in the event of fraud, the restrictions and limitations in clauses (i) and (ii) and in the final two sentences of this Section 10.03, shall not be applicable.  Any indemnified party will give the indemnitor prompt notice of any claim hereunder; provided, the failure to give such notice will not affect the right to indemnification hereunder unless the indemnitor was materially prejudiced by such failure.  The indemnitor will have the right to defend at its own expense any claim for which the indemnitor is liable hereunder, but no settlement or compromise of such claim may be effected which materially affects the indemnified party without its consent thereto, which will not be unreasonably withheld.  The indemnified party will cooperate with the indemnitor in the defense of any such claims and may participate therein with its own counsel at its own expense.   The maximum liability of either Buyer or Seller under this Article X shall be an amount equal to the Premium.  No party shall be entitled to punitive damages under this Agreement.

ARTICLE 11

GENERAL

Section 11.01.   Confidential Information.  The parties acknowledge the confidential and proprietary nature of the "Information" (as herein described) that has heretofore been exchanged and that will be received from each other hereunder and agree to hold and keep, and to instruct their respective agents, representatives, shareholders, affiliates, employees and consultants to hold and keep, such Information confidential.  Such Information will include any and all financial, technical, commercial, marketing, personally identifiable financial information concerning customers of the parties, or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents.  The recipient of such Information agrees to treat the confidential Information with at least the same degree of care (but no less than a reasonable amount of care) and according to the same processes and procedures that recipient uses to safeguard its own confidential Information, including the personal information of recipient's customers.  Such Information will not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement.  The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating and/or performing this transaction.  The Information will not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

Section 11.02.   Publicity.  Any announcement to the public of this transaction shall be made only at such time and in such form as Seller, Buyer and Buyer's parent company, Ames National Corporation ("ANC"), shall mutually agree, provided that in any event, such disclosure must occur no later than the date required under disclosure rules of the SEC applicable to ANC, with such disclosure to include a public filing with the SEC containing a summary of the terms and conditions of the transaction and accompanied by a copy of this Agreement.  The provision of this Agreement and the filing of applications with various regulatory agencies for approval of the proposed transaction and the publication of notices required by such agencies shall not constitute a public announcement of the transaction for purposes of this Section.

Section 11.03.   Return of Documents.  Upon termination of this Agreement without the purchase and assumption transaction contemplated by this Agreement becoming effective, each party (i) will deliver to the other originals and all copies of all Information made available to such party, and, except as may otherwise be required by law or to protect the interests of either party, (ii) will not retain any copies, extracts or other reproductions in whole or in part of such information, and (iii) will destroy all memoranda, notes and other writings prepared by either party based on the Information.

Section 11.04.   Notices.  Any notice or other communication must be in writing and will be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Certified Mail, postage prepaid, or upon receipt if transmitted by facsimile or any other means, addressed (in any case) as follows:

(a) if to Seller:

Liberty Bank, F.S.B.
6400 Westown Parkway
West Des Moines, Iowa 50266

Attention: John Rathjen, President and CEO
Facsimile: (515) 224-5400

With a copy to:

Mike W. Lochmann, Esq.
Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106
Facsimile: (816) 691-3495
and

(b) if to Buyer:

Randall-Story State Bank
522 Broad Street, P.O. Box 278
Story City, Iowa 50248-0278
Attention: John P. Nelson, Chairman of the Board
Facsimile: (515) 663-3033

With a copy to:

Gregory P. Page, Esq.
Nyemaster Goode, P.C.
700 Walnut, Suite 1600
Des Moines, Iowa 50309-3899
Facsimile: (515) 283-3108

or to such other address as any party may from time to time designate by notice to the others.

Section 11.05.   Expenses.  Except as otherwise specifically provided herein, Seller and Buyer each will pay all of their own out-of-pocket expenses incurred in connection with this Agreement, including, without limitation, appraisals, accounting and legal fees, and data processing charges, if any, whether or not the purchase and assumption transaction contemplated by this Agreement is consummated.  The cost of updating of abstracts shall be at the sole cost of Seller, and the cost of the Title Opinions will be borne by the Buyer.  All documentary stamps or similar transfer fees shall be paid by Seller, and recording costs with respect to the Real Property, and all sales taxes (if any) with respect to the Assets will be paid by Buyer.

Section 11.06.   Liabilities.  In the event that this Agreement is terminated pursuant to the provisions of Article Eight hereof, no party hereto will have any liability to any other party for costs, expenses, damages or otherwise; provided, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.02 hereof on account of a willful breach of any of the representations and warranties set forth herein, or any breach of any of the agreements set forth herein, then the non-breaching party will be entitled to recover its damages from the breaching party.

Section 11.07.   Survival of Representations, Warranties and Agreements.  All covenants and agreements contained in this Agreement that by their terms survive the Closing Date (including without limitation, the covenants and agreements in Articles Nine and Ten, and Sections 1.03, 2.04(c), 2.05, 2.06, 4.09, 11.01, 11.02, 11.03 and 11.06) will survive the Closing Date or the earlier termination of this Agreement.  The representations and warranties of Buyer and Seller contained in this Agreement shall survive until the date which is one and a half (1.5) years after the Closing Date.

Section 11.08.   Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

Section 11.09.   Headings and Captions.  The captions of Articles and Sections hereof are for convenience only and will not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 11.10.   Waiver, Amendment or Modification.  The conditions of this Agreement may be waived only by written instrument duly executed by the party for which the condition(s) is intended to benefit.  The failure of any party at any time or times to require performance of any provision hereof will in no manner affect the right of such party at a later time to insist upon performance of the same.  This Agreement may not be amended or modified except by a written instrument duly executed by the parties hereto.

Section 11.11.   Rules of Construction.  Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) "or" is not exclusive; and (c) words in the singular may include the plural and in the plural include the singular.

Section 11.12.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and accepted by facsimile or portable data file (PDF) signature and any such signature shall be of the same force and effect as an original signature.

Section 11.13.   Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  There will be no third-party beneficiaries hereof.

Section 11.14.   Governing Law; Assignment.  This Agreement will be governed by the laws of the State of Iowa and applicable federal laws and regulations.  Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned by either of the parties hereto without the prior written consent of the other, except that Buyer may assign such rights (but must retain such obligations) to a subsidiary or subsidiaries or a parent company of Buyer, or to a successor of substantially all of its business, without the consent of Seller.

Section 11.15.   Time of Essence.  The parties hereto agree that time is of the essence with respect to the performance of the obligations hereunder.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LIBERTY BANK, F.S.B.

By:	/s/ John Rathjen
Name: John Rathjen
Title: President and CEO

RANDALL-STORY STATE BANK

By:	/s/ John P. Nelson
Name: John P. Nelson
Title: Chairman

1

SCHEDULES AND DISCLOSURE STATEMENT
TO
BRANCH PURCHASE AND ASSUMPTION AGREEMENT

These Schedules and Disclosure Statement to Branch Purchase and Assumption Agreement set forth certain information pursuant to the Branch Purchase and Assumption Agreement (the "Agreement"), dated as of February 16, 2012 by and between Liberty Bank, a federal savings bank ("Seller"), and Randall Story State Bank, an Iowa banking corporation ("Buyer").  Unless the context otherwise requires, all capitalized terms used in these Schedules have the respective meanings ascribed to them in the Agreement.

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Schedule A – Legal Description of Real Property

Lots 10 and 11, Block 11, Klemme, Hancock County, Iowa.

********************

Lot 2, Block 24, Garner, Hancock County, Iowa; and
The West ½ of Lots 3 and 4, Block 24, Garner, Hancock County, Iowa; and
The East ½ of Lots 3 and 4, Block 24, Garner, Hancock County, Iowa; and
The East 66 feet of Lot 1, Block 24, Garner, Hancock County, Iowa.

3

Schedule B – Description of Personal Property

See attached list of furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch Offices as of 01/31/2012

Excluded Items:

Telephone and switch equipment list under number 003281.

4

Schedule C – Loans

Confidential for Privacy Reasons.

5

Schedule D – Assumed Contracts

1.           ATM Agreement between Seller (as successor-in-interest to Hancock County Bank & Trust) and Hancock County Coop Oil Association dated December 13, 2000. A true, correct and complete copy of such agreement has been provided to Buyer.

2.           Basic Agreement between Per Mar Security Services and Seller dated November 4, 2010 relating to security systems at the 100 E. Main Street, Klemme, Iowa location.  A true, correct and complete copy of such agreement has been provided to Buyer.

3.           Basic Agreement between Per Mar Security Services and Seller dated August 3, 2009 relating to security systems at the 100 E. Main Street, Klemme, Iowa location.  A true, correct and complete copy of such agreement has been provided to Buyer.

4.           Basic Agreement between Per Mar Security Services and Seller dated November 4, 2010 relating to security systems at the 175 E. 3rd Street, Garner, Iowa location.  A true, correct and complete copy of such agreement has been provided to Buyer.

5.           Basic Agreement between Per Mar Security Services and Seller dated April 8, 2010 relating to security systems at the 175 E. 3rd Street, Garner, Iowa location.  A true, correct and complete copy of such agreement has been provided to Buyer.

6.           Basic Agreement between Per Mar Security Services and Seller dated August 3, 2009 relating to security systems at the 175 E. 3rd Street, Garner, Iowa location.  A true, correct and complete copy of such agreement has been provided to Buyer.

6

Excluded Contracts:

The following contracts relate to the operation or maintenance of the Branch Offices but are not Assumed Contracts under the Agreement.

1.             Oral agreement with Communications 1 pursuant to which it provides internet/phone lines to Seller.

2.             Oral agreements with various vendors for lawn service, garbage service, snow removal and branch cleaning services.

3.             Agreement between Infomax and Seller relating to copier maintenance services provided to Seller.

4.             Agreement between Rochester Armored Car Co., Inc. and Seller dated October 1, 2007 relating to armored car services.

5.             Agreement between Rochester Armored Car Co., Inc. and Seller dated April 21, 2008 relating to courier services.

6.             ATM Services Agreement between Rochester Armored Car Co., Inc. and Seller dated April 4, 2011 relating to ATM servicing.

7.             Automated Teller Machine Shared Liability Agreement between Rochester Armored Car Co., Inc. and Seller dated May 1, 2011 relating to shared liability.

8.             Agreements between LightEdge Solutions, Inc., Lightedge Services, LLC, or its affiliates and Liberty Services, LLC relating to any general terms and conditions of the provision of services by LightEdge Solutions, Inc. and relating to Hosted IT Services.

9.             Agreements between LightEdge Solutions, Inc., Lightedge Services, LLC, or its affiliates and Seller relating to any general terms and conditions of the provision of services by LightEdge Solutions, Inc. and relating to Hosted IT Services.

10.           Agreement between On Site Information Destruction, Inc. and Seller dated 10/1/2007 for paper shredding services.

11.           Confidentiality and Non-Disclosure Agreement between Bill Paulus and Liberty Banshares Iowa, Inc.

12.           Confidentiality and Non-Disclosure Agreement between Neil Fell and Liberty Banshares Iowa, Inc.

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DISCLOSURE STATEMENT

Section 3.07

Seller is party to an agreement with the Federal Home Loan Bank of Des Moines pursuant to which Seller has pledged certain of the Loans as collateral to secure the Seller's obligations to the Federal Home Loan Bank of Des Moines. Such Loans are identified on Schedule C under the column titled "Pledged to FHLB."

Section 3.14

Last Name	First Name	Job Title

Confidential for privacy reasons.

Section 3.15

Each of the agreements with Per Mar Security Services described in Schedule D above in items 2-6 may not assigned by Seller except upon the written consent of Per Mar, which shall be in Per Mar's sole and absolute discretion.

8

EXHIBIT 1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

LIBERTY BANK, F.S.B.

AND

RANDALL-STORY STATE BANK

ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT is dated this __ day of ____, 2012, by and between LIBERTY BANK, F.S.B., a Federal savings bank ("Seller"), and Randall-Story State Bank, an Iowa chartered banking corporation ("Buyer").  Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer entered into a Branch Purchase and Assumption Agreement, dated as of February 16, 2012 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interest in and to certain deposit accounts related to Seller's offices located at 175 E. 3rd Street, Garner, Iowa and 100 E. Main Street, Klemme, Iowa (collectively, the "Branch Offices"), and the assumption by Buyer of such deposit accounts, all as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and sets over to Buyer all of Seller's rights and interest in and to, and Buyer does hereby assume all of Seller's liabilities and obligations with respect to, all Deposit Liabilities maintained at the Branch Offices, as shown on the books and records of Seller as of the close of business on the Closing Date, as further specified in the Agreement.

This Assignment and Assumption of Deposit Liabilities Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

9

This Assignment and Assumption of Deposit Liabilities Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Deposit Liabilities Agreement to be executed as of the date first above written

LIBERTY BANK, F.S.B.

By:
Name: John Rathjen
Title: President and CEO

RANDALL-STORY STATE BANK

By:
Name: John P. Nelson
Title: Chairman

10

EXHIBIT 2

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

LIBERTY BANK, F.S.B.

AND

RANDALL-STORY STATE BANK

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT is dated this __ day of ____, 2012 by and between LIBERTY BANK, F.S.B., a Federal savings bank ("Seller"), and Randall-Story State Bank, an Iowa chartered banking corporation ("Buyer").  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer entered into a Branch Purchase and Assumption Agreement, dated as of February 16, 2012 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interest in and to certain contracts and leases related to Seller's offices located at 175 E. 3rd Street, Garner, Iowa and 100 E. Main Street, Klemme, Iowa (collectively, the "Branch Offices"), and the assumption by Buyer of such contract and lease liabilities and obligations, all as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and sets over to Buyer all of Seller's rights and interest in and to, and Buyer does hereby assume all of Seller's liabilities and obligations with respect to, the following:

(a)  All contracts related to the Safe Deposit Box Business at the Branch Offices as further specified in the Agreement; and

(b)  All contracts relating to the operation or maintenance of the Branch Offices as set forth on Schedule D to the Agreement.

This Assignment and Assumption of Contracts Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

1

This Assignment and Assumption of Contracts Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Contracts Agreement to be executed as of the date first above written.

LIBERTY BANK, F.S.B.

By:
Name: John Rathjen
Title: President and CEO

RANDALL-STORY STATE BANK

By:
Name: John P. Nelson
Title: Chairman

2

EXHIBIT 3

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

LIBERTY BANK, F.S.B.

AND

RANDALL-STORY STATE BANK

BILL OF SALE

This BILL OF SALE is dated this __ day of ____, 2012 by LIBERTY BANK, F.S.B., a Federal savings bank ("Seller").  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Randall-Story State Bank, an Iowa chartered banking corporation ("Buyer"), entered into a Branch Purchase and Assumption Agreement, dated as of February 16, 2012, (the "Agreement"), which provides for the sale by Seller to Buyer of the Personal Property, Loans, Safe Deposit Box Business, Records and Cash on Hand related to Seller's offices located at 175 E. 3rd Street, Garner, Iowa and 100 E. Main Street, Klemme, Iowa (collectively, the "Branch Offices"), all as set forth in the Agreement.

NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Buyer all of its right, title and interest in and to the following assets (the "Assets"):

(a)  The furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch Offices as of the close of business on the Closing Date, together with sign structures and all personal property used in connection with the Safe Deposit Box Business being transferred to Buyer, as more specifically described in the Agreement and Schedule B to the Agreement;

(b)  All of the Loans, which assignment is being made without recourse against Seller and with a list of such specific Loans to be attached hereto on or before the Adjustment Payment Date;

(c)  All of Seller's Records; and

(d)  All of Seller's Cash on Hand.

Seller does hereby covenant and agree to and with Buyer that it (i) is seized of, and has the right to convey to Buyer, such title to the Assets as is provided in the Agreement, (ii) will warrant and defend said title to the Assets in the manner provided in the Agreement, and (iii) shall, from time to time, at the request of Buyer, execute, acknowledge and deliver to Buyer any and all further instruments, documents, endorsements, assignments, information, materials and other papers as may be reasonably required to transfer the Assets to Buyer and to give full force and effect to the full intent and purposes of this Bill of Sale.

This Bill of Sale, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed as of the date first above written.

LIBERTY BANK, F.S.B.

By:
Name: John Rathjen
Title: President and CEO

2

EXHIBIT 4

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

LIBERTY BANK, F.S.B.

AND

RANDALL-STORY STATE BANK

ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR TRUSTEE FOR CUSTODIAL ACCOUNTS

This ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR TRUSTEE FOR CUSTODIAL ACCOUNTS is dated this __ day of ____, 2012, by and between LIBERTY BANK, F.S.B., a Federal savings bank ("Seller"), and Randall-Story State Bank, an Iowa chartered banking corporation ("Buyer").  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer entered into a Branch Purchase and Assumption Agreement, dated as of February 16, 2012 (the "Agreement"), with respect to the Seller's offices located at 175 E. 3rd Street, Garner, Iowa and 100 E. Main Street, Klemme, Iowa (collectively, the "Branch Offices"), which provides for Seller to resign from its position as trustee and custodian with respect to any IRA and HAS Account which includes as one or more of its assets a Deposit being transferred to Buyer pursuant to the Agreement, and to designate and appoint Buyer as the successor trustee and custodian with respect to each such account, all as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by Seller and Buyer, Seller and Buyer hereby take the following actions:

(a)  Seller hereby resigns as trustee and custodian with respect to each Custodial Account as to which Seller is a trustee or custodian (and where the owner of Custodial Account has consented to the transfer effected hereby) and as to which one or more of the assets included in such Custodial Account is a Deposit Liability associated with the Branch Offices being assumed by Buyer, and hereby designates and appoints Buyer as successor trustee and custodian under such Custodial Account; and

(b)  Buyer hereby accepts such appointment and assumes and agrees to perform the obligations required to be performed by it as trustee and custodian with respect to each such Custodial Account, as further specified in the Agreement.

This Assignment, Transfer and Appointment of Successor Trustee for Custodial Accounts shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment, Transfer and Appointment of Successor Trustee for Custodial Accounts, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Appointment of Successor Trustee for Custodial Accounts to be executed as of the date first above written.

LIBERTY BANK, F.S.B.

By:
Name: John Rathjen
Title: President and CEO

RANDALL-STORY STATE BANK

By:
Name: John P. Nelson
Title: Chairman

2

EXHIBIT 5

FORM OF LIMITED POWER OF ATTORNEY

Randall-Story State Bank, an Iowa chartered banking corporation ("Buyer"), is hereby appointed, authorized, instructed and directed to act as Attorney-in-fact on behalf and in the name of Liberty Bank, F.S.B., a Federal savings bank, for the sole and limited purpose of signing or endorsing, with full power of substitution, coupled with an interest and irrevocable so long as any of the loans listed on the attached Exhibit A (the "Loans") are outstanding, any and all deeds, bills of sale, security agreements, financing statements, recording documents, mortgage documents, releases, perfection instruments, other transfer and assignment documents and all other related documents with respect to the Loans.  This Limited Power of Attorney also extends to the endorsement by Buyer on behalf of Liberty Bank, F.S.B. to Buyer, of checks for loan payments with respect to the Loans.  Liberty Bank, F.S.B. hereby ratifies and confirms all actions Buyer may cause to be taken on its behalf pursuant to this Limited Power of Attorney now and in the future so long as the Loans are in existence.  A photocopy of this Limited Power of Attorney is valid as an original for all purposes.

The authority herein contained extends to any interest in the Loans and all renewals, extensions, substitutions, and replacements therefor, and all instruments evidencing same, all books and records related thereto, and all guarantees and security therefor.

This Limited Power of Attorney shall be governed by the laws of the state of Iowa in all respects.  Should any provision hereof be held invalid, that invalidity shall not affect the other provisions which shall remain in full force and effect.

IN WITNESS WHEREOF, Liberty Bank, F.S.B. has caused this Limited Power of Attorney to be duly executed as of ____ __, 2012.

LIBERTY BANK, F.S.B.

By:
Name: John Rathjen
Title: President and CEO

STATE OF IOWA	)
) SS.
COUNTY OF	)

This instrument was acknowledged before me on this __ day of ____, 2012, by John Rathjen as the President of Liberty Bank, F.S.B., a federal savings bank.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at my office in West Des Moines, Iowa the day and year last above written.

Printed Name:
Notary Public in and for said State
Commissioned in ____________ County

My appointment expires	.

2